Exhibit 99.1

Heinz Reports Strong Fiscal 2010 Results with Record Sales of $10.5 Billion, Record Operating Free Cash Flow of Almost $1.1 Billion and Fourth-Quarter Total Company Net Income Growth of 9.8%

PITTSBURGH--(BUSINESS WIRE)--May 27, 2010--H.J. Heinz Company (NYSE:HNZ):

Fiscal 2010 Full-Year Results – Continuing Operations

  Sales grew 4.8% to a record $10.5 billion
  Organic sales growth (volume plus price) of 2.1%
  Top 15 brands grew 3.4% on an organic basis (5.7% reported)
  Emerging Markets delivered 15.3% organic sales growth (10.2% reported)
  Marketing investments increased by more than 25%
  EPS from continuing operations increased 9.3% on a constant currency basis, down 1.4% reported
  Record operating free cash flow of $1.08 billion

Fiscal 2010 Fourth Quarter Results – Continuing Operations

  Sales grew 8.3% to $2.72 billion
  Organic sales growth of 2.6%
  Top 15 brands grew 4.0% on an organic basis (9.2% reported)
  20 consecutive quarters of organic sales growth
  Emerging Markets delivered 21.1% organic sales growth (17.6% reported)
  Marketing investments increased by more than 60%
  EPS from continuing operations of $0.60 grew 7.1%, total Company EPS of $0.60 grew 9.1%
  Total Company net income grew 9.8% to $192 million

Fiscal 2011 Outlook

On a constant currency basis, Heinz expects:

  Sales growth of 3 to 4%
  Operating income growth of 7 to 10%
  EPS growth of 7 to 10%

Also

  Operating free cash flow of more than $1 billion
  Annualized dividend increase of 7.1% to $1.80 per share
  Foreign currency translation is expected to impact reported results

Reconciliations of non-GAAP amounts are set forth in the attached financial tables. Organic sales are defined as volume plus price or total sales growth excluding the impact of foreign exchange and acquisitions and divestitures. Operating Free Cash Flow is defined as cash from operations less capital expenditures net of proceeds from disposal of Property, Plant & Equipment. Also, constant currency as used in this press release is defined as the reported amount adjusted for translation (the effect of changes in average foreign exchange rates between the current period and the corresponding prior year), the impact of the fluctuation in the British Pound versus the Euro and U.S. Dollar cross rates on UK transaction costs (impact of currency on particular transactions such as raw material sourcing), and the impact of current and prior year foreign currency translation hedges.

H.J. Heinz Company (NYSE:HNZ) today reported excellent full-year and fourth-quarter results for Fiscal 2010 as the Company delivered dynamic double-digit organic sales growth in Emerging Markets. For the full year, sales grew 4.8% to a record $10.5 billion, operating income increased 3.8% and the Company generated record operating free cash flow of $1.08 billion while contributing over $500 million to its pension plans. Heinz delivered strong EPS of $2.87 from continuing operations despite the unfavorable impact of foreign currency fluctuations. EPS movement for the year was unfavorably impacted by $0.29 from net currency movements. The Company’s return on invested capital reached 18.7%, one of the highest in its history, excluding the losses associated with discontinued operations.

Heinz Chairman, President and CEO William R. Johnson said: “Heinz delivered strong profit with record sales and cash flow in Fiscal 2010 as our businesses and iconic brands around the world performed well in a challenging and volatile global environment. Heinz’s Emerging Market businesses drove much of our growth, paced by outstanding performance in India, Indonesia, Russia, Latin America and the Middle East. Overall, it was another excellent year for Heinz as we significantly increased marketing and innovation to enhance our brand equity and drive volume growth in the second half after focusing on maintaining prior-year pricing to offset commodity inflation in the first half. Heinz improved gross profit margins, reflecting strong productivity gains, while also improving shareholder equity and return on invested capital.”

The Company’s strong financial performance in fiscal year 2010 was driven by 15.3% organic sales growth in Emerging Markets and 3.4% organic sales growth in its Top 15 brands. Heinz increased consumer marketing investments by over 25% and accelerated new product development. The Company improved gross profit margin by 50 basis points as it benefited from increased productivity and higher net pricing, which together more than offset commodity inflation.

Fiscal 2010 Full-Year Financial Results – Continuing Operations

In the fiscal year ending April 28, 2010, Emerging Markets generated virtually all of the Company’s organic sales growth, 30% of the Company’s total reported sales growth and 15% of total Company sales. The robust growth in Emerging Markets was led by higher sales of Complan® and Glucon D® nutritional beverages in India, ABC® products in Indonesia and significant growth in Heinz® Ketchup and infant feeding products in Russia.

The Top 15 brands generated 70% of the Company’s sales and performed well, with Heinz branded products growing organically 6.3% (5.4% reported). Heinz Ketchup sales continued to grow around the world, strengthening its position as the number-one brand in 7 of the world’s top 10 ketchup markets, including the United States. Across Europe, Ketchup achieved 9.5% organic sales growth (7.2% reported) and 6% volume growth for the year, led by robust growth in Russia, the world’s second-largest ketchup market.

Heinz delivered sales growth in all three of its core categories – Ketchup and Sauces, Meals and Snacks, and Infant/Nutrition – with total organic sales growth of 2.1% across its global portfolio.

Net pricing increased total sales by 3.4%, largely due to the carryover impact of price increases taken in Fiscal 2009 to help offset increased commodity costs.

Volume decreased 1.3%, as the Company focused primarily on generating strong profit and cash flow in the first half of the fiscal year in light of the poor economy and credit markets at the time. Volume was down 3.9% in the first half and up 1.4% in the second half. The modest full-year volume decline reflected lower volume in U.S. Foodservice and Australia. The second-half volume growth was led by increased volume in Emerging Markets and in U.S. and U.K. retail products, spurred by marketing and commercial initiatives that Heinz launched behind its brands, including the Consumer Value Program in the U.S. and “It Has to be Heinz™” in the U.K.

Acquisitions, net of divestitures, increased sales by 2.2%, primarily reflecting the addition of Golden Circle® in Australia in Fiscal 2009. Overall, foreign exchange translation rates increased sales by 0.5% compared with the prior year.

Gross profit grew 6.3% to $3.79 billion and gross margin increased by 50 basis points to 36.2%. The increase in gross margin reflected improved net pricing and strong productivity gains, which more than offset commodity inflation and the impact from foreign currency transaction cross-rates. Marketing spending increased by 70 basis points as a percentage of sales, while SG&A (excluding marketing expense) decreased by 10 basis points.

Operating income grew to $1.56 billion on higher pricing and improved productivity, partially offset by higher marketing investments and increased commodity costs. Operating income also reflected charges totaling $38 million for productivity initiatives, partially offset by a $15 million gain related to the sale of a factory in The Netherlands.

Net interest expense declined 9% to $251 million, reflecting lower average interest rates. Other expenses increased $111 million primarily due to prior-year foreign currency contract gains. The effective tax rate for Fiscal 2010 was 27.8%, compared with 28.4% for the prior year.

Heinz reported net income of $914 million, or $2.87 per share, from continuing operations.

Fiscal 2010 Discontinued Operations

In the third quarter, the Company sold two businesses: Appetizers And, Inc., a frozen hors d’oeuvres business in the U.S. Foodservice segment, resulting in a $14.5 million pre-tax ($10.4 million after-tax) loss; and its private label frozen desserts business in the U.K., resulting in a $31.4 million pre-tax ($23.6 million after-tax) loss. In the second quarter, Heinz sold its Kabobs frozen hors d’oeuvres business, which was in the U.S. Foodservice segment, resulting in a $15.0 million pre-tax ($10.9 million after-tax) loss. The losses on each of these transactions have been recorded in discontinued operations. Overall, discontinued operations reduced total Company EPS by $0.16 for the year. Including discontinued operations, Heinz reported total net income of $865 million, or $2.71 per share.

Fiscal 2010 Fourth Quarter Results – Continuing Operations

In the fourth quarter, sales grew 8.3% to $2.72 billion, led by higher sales in Ketchup and Sauces, as marketing behind Heinz’s leading brands increased 63% to drive growth. Heinz achieved its 20th consecutive quarter of organic sales growth, led by 21.1% organic sales growth in Emerging Markets, 4.0% organic sales growth in its Top 15 brands and higher volume in North American Consumer Products. Overall, volume grew 1.6%.

Global ketchup sales grew 7.7% on an organic basis (9.5% on a reported basis), led by Russia, Latin America, Egypt, the U.K., France, China and the Benelux market (Belgium, Netherlands and Luxembourg). ABC soy sauces in Indonesia delivered strong sales growth and in China, the Company’s Long Fong™ frozen dim sum business achieved double-digit organic sales growth. In India, sales of Complan and Glucon D nutritional beverages both increased at a double-digit rate. In the U.S., sales of Ore-Ida®, the number-one brand of frozen potatoes, increased. Wet baby food delivered organic sales growth in Latin America and Italy, where the Company’s Plasmon® brand remained number-one.

Fourth-quarter operating income gained 1.9% to $345 million. Total Company EPS rose 9.1% to $0.60. Constant currency EPS from continuing operations was flat to prior year reflecting the Company’s investment in marketing and productivity initiatives. Net income from continuing operations grew 7.6% to $193 million. Total Company net income increased 9.8% to $192 million.

Fiscal 2010 – A Year of Innovation

To excite consumers and fuel growth, Heinz launched many innovative new products during the year. In the U.S., notable launches included Ore-Ida Sweet Potato Fries, Smart Ones® mini-cheeseburger sliders and breakfast entrees, new varieties of T.G.I. Friday’s® Skillet Meals and Simply Heinz™, a new variety of ketchup made with sugar. Heinz also announced the launch of Dip & Squeeze™ Ketchup, with the biggest innovation in foodservice ketchup packaging in decades. Dip & Squeeze Ketchup, with a dual-function package, is on track to reach the U.S. market later this year.

Around the world, Heinz introduced new Complan nutritional beverages for children in India, Mr. Jussie® Milky beverages for children in Indonesia, Golden Circle LOL® fizzy fruit juices and Raw branded chilled fruit and vegetable beverages in Australia, Reduced Sugar & Salt Snap Pot Heinz® Beanz in the U.K. and Plasmon vegetable pouches for infants in Italy. Heinz also announced plans during the year to launch its first infant formula in China and Russia, two key Emerging Markets where the Company’s growing Infant/Nutrition business is already well positioned.

Fiscal 2011 Outlook

On a constant currency basis, Heinz expects:

  Sales growth of 3 to 4%
  Operating Income growth of 7 to 10%
  EPS growth of 7 to 10%

Operating free cash flow is expected to be more than $1 billion.

“We expect another year of strong growth on a constant currency basis for Heinz in Fiscal 2011. Our outlook is based on robust plans for our brands and businesses. We continue to execute our proven strategy to grow our core portfolio, accelerate growth in Emerging Markets, leverage global scale and make talent an advantage,” Mr. Johnson said. “However, in this volatile economic environment, our reported results will likely be affected by significant currency fluctuations.”

Heinz Raises Dividend

Reflecting the Company’s strong cash flow and its excellent performance, Heinz today announced that it will increase its annualized common stock dividend in Fiscal 2011 by 12 cents, or 7.1%, to $1.80 from $1.68. Including this annualized increase, Heinz has now grown the dividend almost 67% over the last seven years for a compound annual growth rate of 7.6%.

FISCAL 2010 FULL-YEAR SEGMENT HIGHLIGHTS

North American Consumer Products

Sales in North American Consumer Products increased 1.8% to $3.19 billion. Pricing grew 1.9% while volume decreased 1.5%, reflecting the Company’s focus on profit and cash in the first half of the fiscal year, as well as category softness and competitive activity in weight management and frozen meals and desserts. Volume grew strongly in the second half, rising 3.6%, led by growth in Heinz Ketchup and new varieties of T.G.I. Friday’s Skillet Meals, as Heinz increased consumer marketing and customer promotions. Favorable Canadian exchange translation rates increased sales by 1.3%. Operating income increased 6.4%, reflecting gross profit improvement and reduced selling and distribution expenses, partially offset by increased marketing.

U.S. Foodservice

Sales of the U.S. Foodservice segment decreased 1.5% to $1.43 billion, reflecting the impact of the weak economy and high unemployment, which led to lower restaurant traffic, as well as SKU reductions to focus on core products. Pricing increased sales by 4.4%. Volume declined 5.5%, reflecting the trend of lower restaurant traffic. Prior-year divestitures reduced sales 0.4%. Operating income increased 16.4%, reflecting higher pricing and productivity and favorable commodity costs, which more than offset lower volume as Heinz continued to streamline and simplify the business and increased marketing investments.

Europe

In a difficult economy, sales in Europe rose 0.1% to $3.33 billion as net pricing gains of 2.4% were partially offset by unfavorable foreign exchange translation rates. Volume decreased 0.9%, primarily reflecting declines of frozen products in the U.K. and the exit of low margin products, particularly in France. Soup volume grew in the U.K. and Germany and Heinz Ketchup volume grew across Europe, led by strong growth in Russia. Acquisitions, net of divestitures, increased sales by 0.5%, reflecting the acquisition of the Bénédicta® Sauce business in Fiscal 2009. Operating income decreased 2.9%, due to cross currency rate movements in the British pound versus the euro and U.S. dollar and increased marketing investments.

Asia/Pacific

Sales in Asia/Pacific increased 23.3% to $2.01 billion. Pricing increased 2.0% and volume increased 1.0%. Complan and Glucon D nutritional beverages in India and ABC products in Indonesia reported strong growth while organic sales in Australia declined slightly. Acquisitions increased sales by 12.6% due to the prior-year acquisitions of Golden Circle in Australia and La Bonne Cuisine in New Zealand. Favorable exchange translation rates increased sales by 7.8%. Operating income increased 7.0% on higher volume and pricing, productivity improvements and favorable foreign exchange translation rates, partially offset by higher commodities, SG&A from acquisitions and increased marketing investments.

Rest of World

Sales for Rest of World increased 14.0% to $533 million. Higher pricing increased sales by 23.1%, largely due to current and prior-year price increases in Latin America taken to mitigate inflation. Volume increased 2.3%, led by growth in Latin America and the Middle East. Acquisitions increased sales 0.8%. Foreign exchange translation rates decreased sales 12.2%, largely due to the devaluation of the Venezuelan bolivar fuerte (VEF) in the third quarter. Operating income increased 32.2% mainly due to pricing, partially offset by higher commodity costs, the impact of the VEF devaluation, higher marketing investments and costs reflecting inflation.

MEETING WITH SECURITIES ANALYSTS – INTERNET BROADCASTS

Heinz will host its 2010 Investor and Analyst Meeting today starting at 8 a.m. Eastern Time. The meeting will be Webcast live on www.heinz.com and will be archived for playback. Questions will be taken from audience members only. Institutional investors and analysts can also call (800) 933-5758 in the U.S. and Canada. Slides will be available for this call on www.heinz.com. The conference call will be hosted by William R. Johnson, Chairman, President and CEO.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release and our other public pronouncements contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, dividend policy, and planned credit rating, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions, including those that could impact consumer spending, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, and energy costs, competition from lower-priced private label brands,

  increases in the cost and restrictions on the availability of raw materials, including agricultural commodities and packaging materials, the ability to increase product prices in response, and the impact on profitability, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier and customer relationships, and the financial viability of those suppliers and customers, currency valuations and devaluations and interest rate fluctuations, changes in credit ratings, leverage, and economic conditions and the impact of these factors on the cost of borrowing and access to capital markets, our ability to effectuate our strategy, which includes our continued evaluation of potential acquisition opportunities, including strategic acquisitions, joint ventures, divestitures and other initiatives, including our ability to identify, finance and complete these initiatives, and our ability to realize anticipated benefits from them, the ability to successfully complete cost reduction programs and increase productivity, the ability to effectively integrate acquired businesses,
  new products, packaging innovations, and product mix,
  the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation,
  the ability to further penetrate and grow and the risk of doing business in international markets, economic or political instability in those markets, and the performance of business in hyperinflationary environments, such as Venezuela, and the uncertain global macroeconomic environment particularly in Europe, changes in estimates in critical accounting judgments and changes in laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the potential adverse impact of natural disasters, such as flooding and crop failures, the ability to implement new information systems and potential disruptions due to failures in information technology systems,

  with regard to dividends, dividends must be declared by the Board of Directors and will be subject to certain legal requirements being met at the time of declaration, as well as our Board’s view of our anticipated cash needs, and other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Annual Report on Form 10-K for the fiscal year ended April 29, 2009 and reports on Form 10-Q thereafter.

The forward-looking statements are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

ABOUT HEINZ: H.J. Heinz Company, offering “Good Food Every Day”™ is one of the world’s leading marketers and producers of healthy, convenient and affordable foods specializing in ketchup, sauces, meals, soups, snacks and infant nutrition. Heinz provides superior quality, taste and nutrition for all eating occasions whether in the home, restaurants, the office or “on-the-go.” Heinz is a global family of leading branded products, including Heinz® Ketchup, sauces, soups, beans, pasta and infant foods (representing over one-third of Heinz’s total sales), Ore-Ida® potato products, Weight Watchers® Smart Ones® entrees, T.G.I. Friday’s® snacks and Plasmon® infant nutrition. Heinz is famous for its iconic brands on six continents, showcased by Heinz® Ketchup, The World’s Favorite Ketchup®.

H.J. Heinz Company and Subsidiaries
Consolidated Statements of Income
(In Thousands, Except per Share Amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	April 28, 2010	April 29, 2009	April 28, 2010	April 29, 2009
	FY2010	FY2009	FY2010	FY2009

Sales	$2,724,810	$2,515,768	$10,494,983	$10,011,331
Cost of products sold	1,761,328	1,640,048	6,700,677	6,442,075

Gross profit	963,482	875,720	3,794,306	3,569,256

Selling, general and administrative expenses	618,241	536,752	2,235,078	2,066,810

Operating income	345,241	338,968	1,559,228	1,502,446

Interest income	4,796	16,166	45,137	64,150
Interest expense	69,119	85,121	295,711	339,635
Other (expense)/income, net	(722)	(4,203)	(18,200)	92,922

Income from continuing operations before income taxes	280,196	265,810	1,290,454	1,319,883

Provision for income taxes	85,213	84,600	358,514	375,483
Income from continuing operations	194,983	181,210	931,940	944,400

Loss from discontinued operations, net of tax	(208)	(3,768)	(49,597)	(6,439)
Net income	194,775	177,442	882,343	937,961

Less: Net income attributable to the noncontrolling interest	2,409	2,307	17,451	14,889
Net income attributable to H.J. Heinz Company	$192,366	$175,135	$864,892	$923,072

Income/(loss) per common share:
Diluted
Continuing operations attributable to H.J. Heinz Company common shareholders	$0.60	$0.56	$2.87	$2.91
Discontinued operations attributable to H.J. Heinz Company common shareholders	-	(0.01)	(0.16)	(0.02)
Net income attributable to H.J. Heinz Company common shareholders	$0.60	$0.55	$2.71	$2.89

Average common shares outstanding - diluted	319,411	318,347	318,113	318,063

Basic
Continuing operations attributable to H.J. Heinz Company common shareholders	$0.61	$0.57	$2.89	$2.95
Discontinued operations attributable to H.J. Heinz Company common shareholders	-	(0.01)	(0.16)	(0.02)
Net income attributable to H.J. Heinz Company common shareholders	$0.61	$0.55	$2.73	$2.93

Average common shares outstanding - basic	317,091	314,793	315,948	313,747

Cash dividends per share	$0.42	$0.415	$1.68	$1.66

Amounts attributable to H.J. Heinz Company common shareholders:
Income from continuing operations, net of tax	$192,574	$178,903	$914,489	$929,511
Loss from discontinued operations, net of tax	(208)	(3,768)	(49,597)	(6,439)
Net income	$192,366	$175,135	$864,892	$923,072

(Totals may not add due to rounding)

H.J. Heinz Company and Subsidiaries
Segment Data

(Amounts in thousands)	Fourth Quarter Ended		Fiscal Year Ended
	April 28, 2010	April 29, 2009	April 28, 2010	April 29, 2009
	FY2010	FY2009	FY2010	FY2009
Net external sales:
North American Consumer Products	$858,424	$805,929	$3,192,219	$3,135,994
Europe	839,565	785,370	3,332,619	3,329,043
Asia/Pacific	546,001	429,042	2,007,252	1,627,443
U.S. Foodservice	364,962	374,017	1,429,511	1,450,894
Rest of World	115,858	121,410	533,382	467,957
Consolidated Totals	$2,724,810	$2,515,768	$10,494,983	$10,011,331
					-
Operating income (loss):
North American Consumer Products	$179,376	$173,715	$771,497	$724,763
Europe	134,211	138,800	554,300	571,111
Asia/Pacific	41,379	33,757	195,261	182,472
U.S. Foodservice	33,929	32,926	150,628	129,358
Rest of World	13,479	13,023	69,219	52,348
Other:
Non-Operating	(50,194)	(53,253)	(158,989)	(157,606)
Up front productivity charges (a)	(21,916)	-	(37,665)	-
Gain on property disposal in The Netherlands	14,977	-	14,977	-
Consolidated Totals	$345,241	$338,968	$1,559,228	$1,502,446

The company's revenues are generated via the sale of products in the following categories:

Ketchup and Sauces	$1,180,810	$1,075,517	$4,446,911	$4,251,583
Meals and Snacks	1,084,095	1,036,259	4,289,977	4,225,127
Infant/Nutrition	294,000	275,078	1,157,982	1,105,313
Other	165,905	128,914	600,113	429,308
Total	$2,724,810	$2,515,768	$10,494,983	$10,011,331

(a)

Includes costs associated with targeted workforce reductions and asset write-offs, that were part of a corporation-wide initiative to improve productivity. The asset write-offs related to two factory closures and the exit of a formula business in the U.K.

H.J. Heinz Company and Subsidiaries
Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratios discussed in the Company's press release dated May 27, 2010:
Operating Free Cash Flow Calculation	Fiscal Year Ended
(amounts in thousands)	April 28, 2010		April 29, 2009
	FY 2010		FY 2009
Cash provided by operating activities	$1,262,197		$1,166,882
Capital expenditures	(277,642)		(292,121)
Proceeds from disposals of property, plant and equipment	96,493		5,407

Operating Free Cash Flow	$1,081,048		$880,168

Constant Currency Amounts

The following table reconciles the Company's reported results to constant currency results for both the current and prior year periods.

	Reported Results	-	Currency Translation	-	UK Transaction	-	Currency Translation Hedges	=	Constant Currency Results	Currency Impact
Fiscal Year Ended April 28, 2010
EPS from continuing operations	$2.87		$0.02		$(0.10)		$-		$2.95	(b)

Fiscal Year Ended April 29, 2009
EPS from continuing operations	$2.91		$-		$-		$0.21		$2.70	(c)

Change	$(0.04)								$0.25	$(0.29)
% Change	(1.4%)								9.3%

Fourth Quarter Ended April 28, 2010
EPS from continuing operations	$0.60		$0.05		$(0.02)		$-		$0.56	(b)

Fourth Quarter Ended April 29, 2009
EPS from continuing operations	$0.56		$-		$-		$-		$0.56	(c)

Change	$0.04								$-
% Change	7.1%								0.0%

Organic Sales	Organic Sales Growth (a)	+	Foreign Exchange	+	Acquisitions/ Divestitures	=	Total Net Sales Change

YTD FY10 Emerging Markets	15.3%		(5.5%)		0.3%		10.2%
Q4 FY10 Emerging Markets	21.1%		(3.5%)		0.1%		17.6%
YTD FY10 Top 15 brands	3.4%		0.3%		2.0%		5.7%
Q4 FY10 Top 15 brands	4.0%		5.2%		0.0%		9.2%
YTD FY10 Heinz branded products	6.3%		(0.8%)		0.0%		5.4%
YTD FY10 Europe ketchup	9.5%		(2.3%)		0.0%		7.2%
Q4 FY10 global ketchup	7.7%		1.9%		0.0%		9.5%

(a)	Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency translation rates and acquisitions/divestitures.
(b)	Excludes currency translation and UK transaction impact versus FY09 average rates as well as current year translation hedge.
(c)	Excludes prior year translation hedge.

(Totals may not add due to rounding)

H.J. Heinz Company
Non-GAAP Performance Ratios

Sales Variances
The following table illustrates the components of the change in net sales versus the prior year.

	2006**	2007**	2008	Q109	Q209	Q309	Q409	2009	Q110	Q210	Q310	Q410	2010

Total Heinz (Continuing Operations):
Volume	3.9%	0.8%	3.9%	5.4%	(0.9%)	(6.2%)	(1.9%)	(1.1%)	(3.9%)	(3.8%)	1.2%	1.6%	(1.3%)
Price	(0.1%)	2.2%	3.5%	5.3%	7.2%	8.1%	7.6%	7.1%	6.0%	4.6%	1.8%	1.0%	3.4%
Acquisition	5.0%	1.3%	0.7%	0.7%	1.2%	2.5%	3.4%	2.0%	3.1%	3.1%	2.9%	0.3%	2.3%
Divestiture	(1.2%)	(3.1%)	(0.8%)	0.0%	(0.2%)	(0.1%)	(0.2%)	(0.1%)	(0.2%)	0.0%	0.0%	0.0%	(0.1%)
Exchange	(1.4%)	2.8%	5.2%	4.1%	(3.2%)	(11.3%)	(13.9%)	(6.6%)	(9.0%)	(1.0%)	6.9%	5.5%	0.5%
Total Change in Net Sales	6.1%	3.9%	12.3%	15.5%	4.0%	(7.1%)	(5.0%)	1.3%	(4.0%)	2.9%	12.7%	8.3%	4.8%
Total Organic Growth (a)	3.8%	3.0%	7.4%	10.7%	6.3%	1.9%	5.7%	6.0%	2.1%	0.8%	3.0%	2.6%	2.1%

(a) Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures.

** Fiscal 2007 had one less week than Fiscal 2006

Amounts have been restated for the disposals of the private label frozen desserts business in the U.K. as well as the Kabobs and Appetizers And, Inc. businesses in the U.S., which were all reported in discontinued operations in Fiscal 2010.

(Totals may not add due to rounding)

CONTACT:
H.J. Heinz Company
Media:
Michael Mullen, 412-456-5751
Michael.mullen@us.hjheinz.com
or
Investors:
Margaret Nollen, 412-456-1048